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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 31, 1999
                                                 ------------------------------

                          SMARTALK TELESERVICES, INC.
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               (Exact Name of Registrant as Specified in Charter)

      California                          0-21579              95-4502740
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(State or Other Jurisdiction          (Commission File        (IRS Employer
    of Incorporation)                     Number)           Identification No.)

    5080 Tuttle Crossing Boulevard, Dublin, Ohio                 43016-3566
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(Address of Principal Executive Offices)                         (Zip Code)

The Company's telephone number, including area code  (614) 789-8600
                                                    ---------------------------

                                   No change
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             (Former Name or Address, if Changed Since Last Report)

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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On March 31, 1999, pursuant to the terms of an asset purchase agreement (the "Asset Purchase Agreement") among SmarTalk TeleServices, Inc. ("SmarTalk" or the "Company"), its subsidiaries and AT&T Corp. ("AT&T"), AT&T purchased substantially all the assets of SmarTalk and its subsidiaries (the "Transaction") for aggregate consideration of approximately $145 million consisting of approximately $105 million in cash and repayment of indebtedness and a $40 million promissory note issued by AT&T in favor of the Company. The purchase price is subject to downward adjustments pursuant to a post-closing purchase price adjustment formula and in the event of claims by AT&T.

ITEM 5.  OTHER EVENTS

         As a result of the consummation of the Transaction, SmarTalk's prepaid calling card and cellular business will now be operated by AT&T. SmarTalk will wind-up its affairs (as explained below) as "SMTK Expedite Co. Inc.". AT&T has offered employment to nearly all of SmarTalk's approximately 215 employees, and SmarTalk's assets now consist primarily of the consideration it received from AT&T through the Transaction. Consequently, the efforts of SmarTalk's few remaining employees are now devoted to resolving claims that have been or will be asserted against it, liquidating the remaining assets of the bankruptcy estate, preparing a plan of reorganization, and otherwise fulfilling its obligations as a debtor in possession under chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). These tasks will be undertaken in coordination with SmarTalk's Official Committee of Unsecured Creditors and will be subject to the review and approval of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Upon confirmation by the Bankruptcy Court of SmarTalk's plan of reorganization, the remaining proceeds of the Transaction and the other assets of the bankruptcy estate will be distributed in accordance with the provisions of the plan and the Bankruptcy Code.

         Although the resolution of various pending and anticipated litigation matters and the liquidation of the remaining assets of the estate ultimately may increase the amount of funds available to be distributed pursuant to SmarTalk's plan of reorganization, based upon currently available information, SmarTalk does not anticipate that such funds will be sufficient to fully satisfy the claims of its creditors, and thus SmarTalk does not anticipate that there will be funds available to permit any distribution to holders of SmarTalk's equity securities.

         As previously disclosed in a Current Report on Form 8-K, on January 19, 1999, SmarTalk and certain of its non-foreign subsidiaries filed a voluntary petition under Chapter 11 of the Bankruptcy Code. In accordance with the Bankruptcy Code, SmarTalk has engaged appropriate professionals to assist SmarTalk with the orderly liquidation of its assets, and SmarTalk is seeking to have these engagements approved by the Bankruptcy Court. In addition, SmarTalk is required to and intends to file Monthly Operating Reports with the Bankruptcy Court and the United States Trustee for the District of Delaware pursuant to Bankruptcy Rule 2015 and the United States Trustee's Operating Guidelines and Reporting Requirements for Chapter 11 cases. SmarTalk's first Monthly Operating Report,

                              (Page 2 of 5 Pages)

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for the period January 19, 1999 through February 28, 1999, is due on April 15,
1999. Within 15 calendar days following the submission of each Monthly Operating Report to the Bankruptcy Court, SmarTalk intends to file such report with the Commission under cover of a Form 8-K. At the present time, SmarTalk is unable, and consequently does not intend, to comply with its other reporting obligations under the Securities Exchange Act of 1934, as amended.

         In addition, on April 1, 1999, AT&T issued a press release announcing the closing under the Asset Purchase Agreement, which press release is filed as
Exhibit 99.1 hereto. In addition, on April 2, 1999, the Company issued a press release announcing the closing under the Asset Purchase Agreement, which press release is filed as Exhibit 99.2 hereto.

The contents set forth under Item 2 above, are incorporated herein.

ITEM 7.  EXHIBITS

Exhibit No.    Description

99.1 Press Release: AT&T Completes the Purchase of SmarTalk's Assets, dated April 1, 1999

99.2 Press Release: SmarTalk Completes Sale of its Assets to AT&T, dated April 2, 1999

This Report contains forward-looking statements. The words, "believe," "expect," and "anticipate" and similar expressions identify such forward-looking statements. These forward-looking statements reflect the Company's views with respect to future events and financial performance. Such statements are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially from those projected in the forward-looking statements. In particular, SmarTalk has not prepared any formal liquidation analysis based on the assets of the bankruptcy estate, and any such analysis would be premature at this time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                              (Page 3 of 5 Pages)

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                SMARTALK TELESERVICES, INC.

Date: April 2, 1999             By: /s/ Thaddeus Bereday
                                   ------------------------------------------
                                   Name: Thaddeus Bereday
                                   Title: Vice President and General Counsel

                              (Page 4 of 5 Pages)

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                                 EXHIBIT INDEX

Exhibit No.  Description
-----------  -----------

99.1 Press Release: AT&T Completes the Purchase of SmarTalk's Assets, dated April 1, 1999

[99.2 Press Release: SmarTalk Completes Sale of its Assets to AT&T, dated April 2, 1999

                              (Page 5 of 5 Pages)